Exhibit 99.1

BIO-TECHNE ANNOUNCES INVESTMENT IN CYVEK, INC.

Minneapolis/ April 4, 2014/ Techne Corporation (NASDAQ: TECH), d/b/a Bio-Techne, announced today that it has made a $10 million equity investment in CyVek, Inc. (CyVek), with a commitment to acquire CyVek if certain future milestones are met.

CyVek has developed a transformative immunoassay technology, CyPlexTM, which integrates an innovatively designed microfluidic cartridge with a state-of-the-art analyzer to deliver the most advanced and efficient bench top immunoassay system. CyPlex’sTM ability to provide “sample to answer” test results precisely and quickly in a sealed disposable device makes it a very attractive platform for clinical applications. The CyPlexTM technology has demonstrated broad applicability across numerous sectors, including routine life sciences research applications. Commercial launch will be initially targeted towards customers who focus on translational research where sensitive, precise, accurate, multi-analyte results from small sample volumes are highly critical.

“CyVek has succeeded in developing a technology that combines unrivaled ease-of-use with extraordinary precision. With its legacy as the world’s most thoroughly characterized antibody company, Bio-Techne has antibodies and reagents that are a perfect complement to the CyPlexTM platform. The combination of Bio-Techne’s content on CyVek’s multiplex testing platform provides researchers with a powerful tool to develop, validate and test biomarker panels, so as to expedite life sciences research and enable biomarker-based diagnostics,” said Per Hellsund, President and Chief Executive Officer of CyVek.

“We are very pleased to have formalized a strong working relationship with CyVek for the testing platform they have developed. We are confident that being able to deploy Bio-Techne’s reagents on CyVek’s innovative testing platform will translate into a powerful new solution for our customers. These features, in conjunction with the sample processing automation benefits of the CyVek technology, are sure to deliver valuable benefits to all users of this new technology. Additionally this is consistent with our long term strategy to expand Bio-Techne’s business from being a reagent supplier to an applied-markets solutions provider,” said Charles Kummeth, Bio-Techne’s CEO.

About Techne Corporation (d/b/a Bio-Techne)

Techne Corporation and Subsidiaries (the Company) are engaged in the development, manufacture and sale of biotechnology products and clinical calibrators and controls. These activities are conducted through the Company’s two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England.

R&D Systems is a specialty manufacturer of biological products. R&D Systems has four subsidiaries: BiosPacific, Inc., located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, Bionostics, Inc., operating in Devens, Massachusetts, and R&D Systems China Co. Ltd., located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. Bionostics is a leading supplier of control solutions used in point-of-care blood glucose and blood gas testing.

R&D China and R&D Europe distribute the Company’s biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Forward-Looking Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Such statements, including those relating to (i) the commitment to acquire CyVek if certain milestones are met, (ii) the commercial launch of CyVek’s products, (iii) the benefits and prospects of CyVek’s technology, and (iv) the Company’s long-term strategy, involve risks and uncertainties that may affect actual results. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the success of CyVek’s products and the actual financial results of CyVek, the ability of CyVek to meet future milestones, the satisfaction of other closing conditions to the acquisition of CyVek, the expected benefits of CyVek’s technology on the Company’s business and operations, the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

About CyVek

CyVek is a privately funded biotechnology company dedicated to the advancement of healthcare by empowering researchers and clinicians with a disruptive technology for performing multi-analyte immunoassays. CyVek’s CyPlex™ is a versatile platform that can be quickly and easily configured for diverse applications, such as rapid diagnostic tests, multi-sample multi-analyte tests, or routine ELISA-like tests, for use in both research and clinical settings. For more information about CyVek, please call 203-679-0395 or visit us on the web at www.cyvek.com.

Bio-Techne Contact:

Charles Kummeth

Chief Executive Officer

(612) 379-8854